Exhibit 10.1

EMPLOYMENT AND CHANGE

OF CONTROL AGREEMENT

THIS EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered as of the 1st day of November, 2014 by and among Entegra Financial Corp. ( “Entegra”), Macon Bank, Inc. (the “Bank”) (Entegra and the Bank are collectively referred to as the “Employer”), and Ryan M. Scaggs (“Executive”).

BACKGROUND

WHEREAS, the expertise and experience of Executive, and Executive’s relationships and reputation in the financial institutions industry are extremely valuable to the Employer; and

WHEREAS, it is in the best interests of the Employer to maintain an experienced and sound executive management team to manage the Employer and to further the Employer’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Employer and Executive desire to enter into this Agreement to establish the scope, terms and conditions of Executive’s employment by the Employer

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective time and date of this Agreement shall be deemed to be 12:00:01 o’clock, a.m., on the date of its making set forth above (the “Effective Date”).

2. Definitions. The following defined terms are defined in the referenced Sections of this Agreement.

Term	Section
Accrued Obligations	Section 8(a)(i)(A)
Base Salary	Section 6(a)
Bank Board	Section 6(a)
Bank Group	Section 12(a)
Benefit Plans	Section 6(c)
Business	Section 12(a)
Cause	Section 7(b)
Change of Control	Section 9(b)
Change of Control Termination	Section 9(a)
Change of Control Termination Date	Section 9(a)
COBRA	Section 8(d)
Code	Section 4
Commissioner	Section 14(b)
Date of Termination	Section 7(f)

Disability	Section 7(a)
Disability Effective Date	Section 7(a)
Effective Date	Section 1
Employment Period	Section 4
Entegra Board	Section 7(b)
FDIC	Section 14(d)
Good Reason	Section 7(c)
Group	Section 9(b)
Incumbent Directors	Section 9(b)
Insurance Benefit Plans	Section 6(d)
ISOs	Section 8(b)
Management	Section 7(b)
Notice of Termination	Section 7(e)
NSOs	Section 8(b)
Other Benefits	Section 8(b)
Person	Section 9(b)
Restricted Period	Section 12(a)
Rules	Section 12(f)
Section 409A	Section 4
Terminate	Section 4
Welfare Benefit Plans	Section 6(d)
Without Cause	Section 7(d)

3. Employment. Executive is employed as the First Vice President and Chief Operating Officer of Entegra and the Bank. Executive’s responsibilities, duties, prerogatives and authority in such executive offices, and the clerical, administrative and other support staff and office facilities provided to him, shall be those customary for persons holding such executive offices of institutions that are a part of the financial institutions industry.

4. Employment Period. Unless extended by renewal as provided below or earlier Terminated in accordance with Sections 7 or 9 hereof, Executive’s employment shall be for a thirty (30) month term beginning as of the Effective Date; provided, however, that the term shall be extended on each anniversary of the Effective Date for successive one (1) year periods unless the Employer shall give Executive notice of non-renewal at least six (6) months prior to the expiration of the then existing term (the “Employment Period”). Upon the expiration of the Employment Period, this Agreement shall terminate and Executive shall be an “at will” employee of the Employer. For purposes of this Agreement, “Terminate” (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that the Executive has incurred a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance and regulations issued thereunder (“Section 409A”).

5. Extent of Service. During the Employment Period, and excluding any periods of vacation, sick or other leave to which Executive is entitled under this Agreement, Executive agrees to devote reasonable attention and time to the business and affairs of the Bank commensurate with his offices, and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently Executive’s responsibilities and duties under this Agreement.

6. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Employer will pay to Executive a base salary at the rate of at least $185,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank’s payroll practices from time to time. In accordance with the policies and procedures of the Board of Directors of the Bank (the “Bank Board”), the Employer shall review Executive’s total compensation at least annually and in its sole discretion may adjust Executive’s total compensation from year to year; provided, however, that periodic increases in Base Salary, once granted, shall not be subject to revocation nor shall the Base Salary be subject to reduction. The annual review of Executive’s total compensation will consider, among other things, changes in the cost of living, Executive’s own performance and the Entegra’s consolidated performance.

(b) Incentive Plans. During the Employment Period, Executive shall be entitled (i) to participate in all of executive management incentive plans of the Employer, and any successor or substitute plans; and (ii) to participate in all stock option, stock grant, management stock right recognition and similar plans of the Employer, and any successor or substitute plans.

(c) Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings, deferred compensation, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to senior executive employees of the Employer (the “Benefit Plans”).

(d) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) (“Welfare Benefit Plans”) to the extent applicable generally to members of the senior executive management of the Employer. The Welfare Benefit Plans pertaining to medical, hospitalization, prescription and dental insurance coverages are referred to herein as the “Insurance Benefit Plans”. The Bank Board may also designate Executive as a participant in other similar plans in its discretion.

(e) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Employer to the extent applicable generally to any employee who is a member of the senior executive management of the Employer. The expenses eligible for reimbursement under this item (e) in any year shall not affect any expenses eligible for reimbursement or in-kind benefits in any other year. Executive’s rights under this item (e) are not subject to liquidation or exchange for any other benefit.

(f) Fringe and Similar Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Employer in effect for employees who are members of its senior executive management.

(g) Vacation, Sick and Other Leave. During the Employment Period, Executive shall be entitled annually to that number of paid time off days specified in the employment policies of the Employer and shall have such rights with respect to such days as are provided in those policies.

7. Termination of Employment (Other Than In Connection With A Change Of Control).

(a) Death or Disability. Executive’s employment with the Employer shall Terminate automatically upon Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 7(e) of this Agreement of its intention to Terminate Executive’s employment. In such event, Executive’s employment with the Employer shall Terminate effective on the 45th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties on a continuing basis. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Employer on a full-time basis for at least 30 of any 45 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Employer, or the insurers of the Employer, and acceptable to Executive or Executive’s legal representative, which acceptance shall not be unreasonably withheld, subject to the Employer’s obligations, and Executive’s rights, under (A) the Americans With Disabilities Act, 42 U.S. C. §§ 1210 et seq., and (B) the Family and Medical Leave Act, 29 U. S.C. §§ 2601 et seq. (and the regulations promulgated under the foregoing Acts).

(b) Cause. The Employer may Terminate Executive’s employment with the Employer for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	the continued failure of Executive to perform substantially Executive’s duties with the Employer, other than any such failure resulting from Disability, after a written demand for substantial performance is delivered to Executive by the President and Chief Executive Officer of the Employer (“Management”) which specifically identifies the manner in which Management believes that Executive has not substantially performed Executive’s duties;

(ii)	the engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer;

(iii)	insubordination with respect to one or more directives of Management after receipt of a written warning from the Management with respect thereto; or

(iv)	an act by Executive which constitutes a material breach of Executive’s fiduciary duty to the Employer and which has an adverse impact upon the reputation or business of the Employer.

Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Bank Board or the Board of Directors of Entegra (“Entegra Board”) or based upon the advice of legal counsel for the Employer, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Employer and to not constitute insubordination or a failure to perform.

(c) Voluntary Termination; Good Reason. Executive may Terminate Executive’s employment with the Employer voluntarily or for Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in Executive’s authority, duties, or responsibilities; (ii) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement; and (iii) any other action or inaction that constitutes a material breach by the Employer of this Agreement. Executive must provide notice of voluntary Termination at least 30 days prior to the applicable Date of Termination. Executive must provide notice to the Employer of the condition Executive contends is Good Reason within 30 days of the initial existence of the condition, and the Employer must have a period of at least 30 days to remedy the condition. If the condition is not remedied, Executive must provide a Notice of Termination as set forth in Section 7(e) within 30 days of the end of the Employer’s remedy period.

(d) Without Cause. The Employer may Terminate Executive’s employment without Cause (“Without Cause”).

(e) Notice of Termination. Any Termination (other than for death) shall be communicated by a Notice of Termination given in accordance with Section 16(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice except as otherwise provided in Section 7(a)). The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause, or Good Reason shall not waive any right of Executive or the Employer hereunder or preclude Executive or the Employer from asserting such fact or circumstance in enforcing Executive’s or the Employer’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is Terminated by the Employer for Cause or Without Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is Terminated by Executive for Good Reason, the date of receipt of the Notice of Termination, (iii) if Executive’s employment is Terminated by Executive voluntarily, the Date of Termination shall be the 30th day following the date of receipt of the Notice of Termination, and (iv) if Executive’s employment is Terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Employer Upon Termination (Other Than In Connection With A Change Of Control). The provisions of this Section 8 apply only to Terminations that are not in connection with a Change of Control.

(a) Termination Without Cause or for Good Reason. If, during the Employment Period, the Employer shall Terminate Executive’s employment Without Cause or the Executive shall Terminate Executive’s employment for Good Reason, then in consideration of Executive’s services rendered prior to such Termination;

(i)	the Employer shall pay to Executive:

A.	a lump sum in cash on the 30th day after the Date of Termination equal to (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B.	a lump sum in cash on the 30th day after the Date of Termination equal to the product of (1) Executive’s aggregate cash bonus for the last completed fiscal year, whether paid to Executive under Section 6 above or otherwise paid to Executive, and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and

C.	in five (5) as nearly as equal as possible semi-annual installments, beginning on the 30th day after the Date of Termination an amount equal to two point fifty (2.50) times Executive’s Base Salary;

(ii)

for a period of 12 months from and after the Date of Termination the Employer shall continue to provide benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the Insurance Benefit Plans if Executive’s employment had not been Terminated; provided, however, that if Executive becomes employed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as Executive would receive under the Insurance Benefit Plans under this item (ii), the benefits provided under this item (ii) shall be terminated;

(iii)	to the extent not theretofore paid or provided, the Employer shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided herein or which Executive is eligible to receive under any Welfare Benefit Plan; and

(iv)	provided, however, that if during the Restricted Period Executive violates Section 12, no payments otherwise due following the date of such violation shall be due or paid under item (i)(C).

(b) Death. If Executive’s employment is Terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, except that: (i) Accrued Obligations shall timely be paid as provided below; (ii) Other Benefits shall be timely paid or provided as described below; (iii) all stock options that are “incentive stock options”, as described in Section 422 of the Code (“ISOs”), previously granted to Executive that vested at or prior to the Date of Termination shall remain exercisable for the longer of 12 months and the exercise period in effect immediately prior to the Date of Termination; (iv) all nonqualified stock options (“NSOs”) previously granted to Executive that vested at or prior to the Date of Termination shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination; (v) all options previously granted to Executive and scheduled to vest in the year of death shall immediately vest and be exercisable for the applicable period set forth in the preceding items (iii) and (iv); and (vi) Executive’s rights to all benefits under all Benefit Plans that are “non-qualified” plans shall be 100% vested, regardless of Executive’s age or years of service, at the time of Executive’s death. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 8(b) shall mean, and Executive’s estate and/or beneficiaries shall be entitled to receive, all benefits under the Employer’s Welfare Benefit Plans relating to death benefits. Without limiting the foregoing, for one (1) year after Executive’s death, the Employer shall pay any premium required for any “qualified beneficiary” to continue his or her health care coverage in accordance with Title 1, Part 6 of the Employee Retirement Security Act of 1974, as amended.

(c) Disability. If Executive’s employment is Terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that: (i) Accrued Obligations shall be timely paid as provided below; (ii) Other Benefits shall be timely paid or provided as described below; (iii) all stock options that are ISOs previously granted to Executive that vested at or prior to the Date of Termination shall remain exercisable for the longer of 12 months and the exercise period in effect immediately prior to the Date of Termination; (iv) all NSOs previously granted to Executive that vested at or prior to the Date of Termination shall remain exercisable for the period of exercise in effect immediately prior to the Date of Termination; and (v) all options previously granted to Executive and scheduled to vest in the year in which the Disability Effective Date occurs shall immediately vest and be exercisable for the applicable period set forth in the preceding items (iii) and (iv). Accrued Obligations shall be paid to Executive in a lump sum in cash on the 30th day after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 8(c) shall include, without limitation, and Executive shall be entitled after the Date of Termination to, (1) receipt of all disability benefits under all Welfare Benefit Plans relating to disability, (2) receipt, for the remainder of the then current Employment Period, of all benefits available to Executive under all Insurance Benefit Plans, subject to the Employer Benefit Election, and (3) for the remainder of the then current Employment Period continued participation in group life and employee life insurance programs generally available to senior executive officers.

(d) Voluntary Termination; Cause. If Executive voluntarily Terminates his employment or if Executive’s employment shall be Terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive, except that (i) the Accrued Obligations shall be paid in a lump sum in cash on the 30th day after the Date of Termination, and (ii) Other Benefits shall be paid or provided in a timely manner, in each case to the extent theretofore unpaid; provided, however, that Executive’s right to continue to participate in Welfare Benefit Plans shall terminate on the 30th day following the Date of Termination, subject to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§ 1161 et seq. (“COBRA”).

9. Termination In Connection With a Change of Control.

(a) Change of Control Termination. In the event that, at the time of, within 90 days prior to, or within one (1) year after, a Change of Control, and during the Employment Period, the Employer Terminates Executive’s employment Without Cause or Executive Terminates Executive’s employment for Good Reason (each a “Change of Control Termination”), Executive shall be entitled to receive the payments and benefits specified in this Section 9. The date on which the Employer or Executive receives notice in accordance with Section 16(h) of a Change of Control Termination shall be deemed the “Change of Control Termination Date.”

(b) Definition of Change of Control. “Change of Control” shall mean (i) a Change of Ownership; (ii) a Change in Effective Control; or (iii) a Change of Asset Ownership; in each case, as defined herein and as further defined and interpreted in Section 409A.

A. “Change in Effective Control” shall mean the date either (i) any “Person” or “Group” (as those terms are defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but not including Entegra or any “employee benefit plan” (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1002(3) of Entegra or the Bank) acquires (or has acquired during the preceding 12 months) ownership of outstanding stock of Entegra possessing 30% or more of the total voting power of Entegra’s outstanding stock or (B) a majority of the Entegra Board is replaced during any 12 month period by directors whose election is not endorsed by a majority of the members of the Entegra Board prior to such election.

B. “Change of Asset Ownership” shall mean the date any Person or Group acquires (or has acquired during the preceding 12 months) assets from Entegra or the Bank that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all of Entegra’s consolidated assets immediately prior to such acquisition.

C. “Change of Ownership” shall mean the date any Person or Group acquires ownership of outstanding stock of Entegra that, together with stock previously held, constitutes more than 50% of the total fair market value or total voting power of the stock of Entegra provided that such Person or Group did not previously own 50% or more of the value of voting power of the outstanding stock of Entegra.

(c) Change of Control Payments and Benefits. Upon a Change Of Control Termination:

(i)	The Employer shall pay to Executive in a lump sum in cash on the 30th day after the Change of Control Termination Date the aggregate of the following amounts:

(A)	the sum of the Accrued Obligations; and

(B)	in five (5) as nearly as equal as possible semi-annual installments beginning on the 30th day after the Change of Control Termination Date, an amount equal to two point fifty (2.50) times the total of Executive’s average annual compensation as calculated for purposes of Code Section 280G;

(C)	provided, however, that if during the Restricted Period Executive violates Section 12, no payments otherwise due following the date of such violation shall be due or paid under item (i)(B).

(ii)	for a period of 12 months from and after the Change of Control Date of Termination the Employer shall continue to provide benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the Insurance Benefit Plans if Executive’s employment had not been Terminated; provided, however, that if Executive becomes employed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as Executive would receive under the Insurance Benefit Plans under this item (ii), the benefits provided under this item (ii) shall be terminated;

(iii)	All options previously granted to Executive that are unvested as of the Change of Control Termination Date shall be deemed vested, fully exercisable and non-forfeitable as of the Change of Control Termination Date (provided, however, that options granted less than six (6) months before the Change of Control Termination Date shall not be exercisable until the first day subsequent to the six (6) months following their dates of grant) and all previously granted options that are vested, but unexercised, on the Change of Control Termination Date shall remain exercisable, in each case for the period during which they would have been exercisable absent the Termination of Executive’s employment except as otherwise specifically provided by the Code.

(iv)	Executive’s benefits under all Benefit Plans that are non-qualified plans shall be 100% vested, regardless of Executive’s age or years of service, as of the Change of Control Termination Date.

(v)	Notwithstanding the foregoing provisions of this Section 9, the Employer may reduce any amount, distribution, acceleration of vesting or other right described in this Section 9, in whole or part, such that the aggregate value of all payments, distributions and benefits received by Executive shall not constitute an “excess parachute payment” within the meaning of Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the Employer will endeavor to effect any such reduction in a way that results in the most favorable tax consequences for Executive and that such reduced aggregate amount shall be the maximum amount which would not constitute an “excess parachute payment”.

10. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Employer and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Employer. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to a Date of Termination or Change of Control Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.

11. Full Settlement. The Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against Executive or others. The Employer agrees to recognize as an indebtedness to Executive and shall reimburse all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Employer, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) in which the outcome is deemed by a court of competent jurisdiction to have been in majority part favorable to Executive, plus in each case interest on any delayed payment at the “applicable federal rate” provided for in Section 7872(f)(2)(A) of the Code.

12. Covenants.

(a) Covenant Not to Compete. During the Restricted Period, Executive shall not, within the geographic areas composed of the circles surrounding the Bank’s then existing banking offices from or through which it provides loan and/or deposit taking services with each circle having the applicable such banking office as its center point and a radius of 50 miles (the “Territory”), directly or indirectly, in any capacity, render services, or engage or have a financial interest in, any business that shall be competitive with any of those business activities in which Entegra or any of the Entegra’s subsidiaries or affiliates (the “Bank Group”) is engaged as of the date of this Agreement, which business activities include, but are not limited to, the provision of banking services (collectively, the “Business”); provided, however, that Executive’s ownership of less than five percent (5%) of the outstanding securities of any entity engaged in the Business that has a class of securities listed on a securities exchange or qualified for quotation on any over-the-counter market shall not be a violation of the foregoing. For purposes of this Agreement, except as otherwise provided in Section 17, “Restricted Period” shall mean the period of 30 months following the Termination of Executive’s employment as provided by this Agreement.

(b) Covenant Not to Solicit Customers. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other person or entity (other than a member of the Bank Group), offer to provide banking services to any person, partnership, corporation, limited liability company, association, or other entity who is or was (i) a customer of any member of the Bank Group during any part of the 12 month period immediately prior to the Date of Termination, or (ii) a potential customer to whom any member of the Bank Group offered to provide banking services during any part of the 12 month period immediately prior to the Date of Termination.

(c) Covenant Not to Solicit Employees. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, solicit, recruit or entice, directly or indirectly, any employee of any member of the Bank Group to leave the employment of such member to work with Executive or with any person, partnership, corporation, limited liability company or other entity with whom Executive is or becomes affiliated or associated.

(d) Non-Disparagement; Confidentiality. Executive covenants and agrees that following Termination of Executive’s employment for any reason, Executive shall not disparage, hold up to ridicule or make false statements, whether directly or by inference, regarding Entegra or the Bank or any of their respective directors, officers, employees or agents, the financial results or financial condition of either of Entegra or the Bank, or the prospects of Entegra or the Bank.

Executive further covenants and agrees that during the Employment Period and thereafter, Executive shall hold inviolate and secret, and shall not use for Executive’s personal benefit or the benefit of any Person other than Entegra or the Bank, all confidential and/or proprietary information of either Entegra or the Bank, including, but not limited to, all processes, procedures, programs, know-how, trade secrets, pricing strategies and techniques, investment strategies and techniques, marketing plans and strategies, personnel information, customer lists, analyses and compilations of customer information, financial projections, and other similar information, regardless of the form in which such information is obtained, retained or maintained by or on behalf of Entegra or the Bank. Executive agrees that the foregoing obligations are in addition to, and not in limitation of Executive’s confidentiality obligations or duties under applicable corporate law, federal securities laws, or federal or state financial institution laws.

(e) Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements contained in this Section 12 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of the time, territory or scope of any such covenants in any proceeding to enforce any such covenants.

(f) Enforceability. Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 12, and that in addition to all other rights and remedies available to Entegra and the Bank, they shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Any determination of whether Executive has violated such covenants shall be made by arbitration in Greensboro, North Carolina under the Rules of Commercial Arbitration (the “Rules”) of the American Arbitration Association, which Rules are deemed to be incorporated by reference herein.

(g) Separate Covenants and Severability. The covenants and agreements contained in this Section 12 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable by a court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

13. Assignment and Successors.

(a) Executive. This Agreement is personal to Executive and without the prior written consent of the Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. Entegra and the Bank will each require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of its business or more than 50% of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place.

14. Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, the obligations of the Employer under this Agreement are subject to the following terms and conditions:

(a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818 (e)(3) and (g)(1)), the Bank’s obligations hereunder, as applicable, shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, all of the Employer’s obligations which were suspended shall be reinstated.

(b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1 818 (e)(4) and (g)(1)) or by an order of the North Carolina Commissioner of Bank (the “Commissioner”), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S. C. § 1813 (X)(1)), all obligations of the Employer under this Agreement shall terminate as of the date of default, but any vested rights of Executive shall not be affected.

(d) All obligations of the Employer under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, if so ordered by the Commissioner at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13 (c) of the Federal Deposit Insurance Act (12 U.S.C.§ 1823 (c)), or if so ordered b the Commissioner at the time the FDIC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Commissioner to be in an unsafe or unsound condition. Any rights of Executive that shall have vested under this Agreement shall not be affected by such action. Provided that any termination of this Agreement, in whole or in part, shall be in compliance with Section 409A to the extent Section 409A applies to any portion of this Agreement.

(e) With regard to the provisions of this Section 14(a) through (d):

(i)	The Bank agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

(ii)	In the event the notice of charges is dismissed or otherwise resolved in manner that will permit the Employer to resume its obligations to pay compensation hereunder, the Employer will promptly make such payment hereunder; and

(iii)	During any period of suspension under Section 14(a), the vested rights of Executive shall not be affected except to the extent precluded by such notice.

(f) The Employer’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the FDIC promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided by the Employer under this Agreement are so prohibited or limited.

15. Certain Payments Delayed for a Specified Employee. If Executive is a “specified employee” as defined in Section 409A, then, notwithstanding any other provision herein, any payment(s) required under this Agreement on account of a “separation from service” as defined in Section 409A shall be made and/or shall begin on the first day of the seventh (7th) month following the date of Executive’s Termination to the extent such payments are not exempt from Section 409A, and the six (6) month delay in payment is required by Section 409A.

16. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, of any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Employer from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Employer and Executive, with respect to the subject matter hereof and supersedes and invalidates any previous employment and severance agreements or contracts with Executive. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

(e) Compliance with Section 409A. It is intended that this Agreement shall conform with all applicable Section 409A requirements to the extent Section 409A applies to any provisions of the Agreement. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. Executive acknowledges that the Employer has not made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including but not limited to Section 409A.

(f) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(g) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven (7) days after mailing if mailed, first class, certified mail, postage prepaid:

To the Employer:

Entegra Financial Corp.

One Center Court

Franklin, North Carolina 28734-3445

Attention: Chairman of the Board

To Executive:

Ryan M. Scaggs

160 Deep Creek Church Road

Bryson City, North Carolina 28713

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(h) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by all parties hereto, which makes specific reference to this Agreement. Provided, further, that no amendment or modification to this Agreement shall be adopted unless it complies with Section 409A to the extent Section 409A applies to this Agreement and/or to the amendment or modification.

17. Regulatory Prohibition. In the event that the Bank shall be deemed a “troubled bank” by the FDIC with the result that the payment of severance payments to Executive upon Termination of Executive’s employment shall be prohibited by federal statutes or regulations (including, but not limited to, Part 359 of the regulations of the FDIC), then the term “Restricted Period” used in Section 12 shall be deemed to be three (3) months from the Date of Termination or Change of Control Termination Date, as applicable.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment and Change of Control Agreement as of the date first above written.

ENTEGRA FINANCIAL CORP.

By:	/s/ Fred H. Jones
Fred H. Jones, Chairman

MACON BANK, INC.

By:	/s/ Jim M. Garner
Jim M. Garner, Chairman

EXECUTIVE:

/s/ Ryan M. Scaggs
Ryan M. Scaggs